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For Immediate Release                                               NEWS RELEASE

            NRG ENERGY RECEIVES CONSENT FROM MAJORITY OF COGENERATION
                  CORPORATION OF AMERICA SHAREHOLDERS TO REMOVE
                        SHERMAN FROM COGENAMERICA'S BOARD

           JORGENSEN APPOINTED COGENAMERICA INTERIM PRESIDENT AND CEO

                  MINNEAPOLIS (October 27, 1998) - NRG Energy, Inc., (NRG) a wholly-owned subsidiary of Northern States Power Company (NYSE: NSP), today announced that it had delivered to Cogeneration Corporation of America (CogenAmerica) written consents from a majority of CogenAmerica's stockholders in favor of the removal of Robert Sherman as a director of CogenAmerica. At a regularly scheduled meeting of the board of directors of CogenAmerica following delivery of such consents, the vacancy on the board of directors created by Mr. Sherman's removal was filled by the appointment of Michael O'Sullivan, a vice president of NRG's North America division.
         The CogenAmerica board of directors also exercised CogenAmerica's right to terminate Mr. Sherman's employment agreement "for cause" and placed him on administrative leave for 30 days, the period during which his employment agreement permits him to cure the conduct leading to his termination for cause. The board of directors indicated that part of any such cure would include the repayment of all corporate funds expended by Mr. Sherman to prevent his removal as a director and to solicit proxies, in each case without authorization of CogenAmerica's board of directors.
         Julie A. Jorgensen, senior counsel and corporate secretary of NRG and a director of CogenAmerica, was appointed by the board of directors to serve as CogenAmerica's interim president and chief executive officer. Ms. Jorgensen was charged by the board with implementing a plan to optimize CogenAmerica's capital structure, restore an open dialogue among all board members, facilitate collaboration between NRG and CogenAmerica, review and analyze current CogenAmerica development opportunities, and revitalize CogenAmerica's development efforts.
         David Peterson, chairman of the board of CogenAmerica said, "Today the board of directors exercised the mandate of the majority of CogenAmerica shareholders to resolve the


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stalemate that has paralyzed CogenAmerica. Our action restores CogenAmerica's original governance structure that shareholders supported when CogenAmerica emerged from bankruptcy. Now CogenAmerica can get on with the process of successfully growing its business and building shareholder value."
         NRG is continuing to actively solicit proxies for the November 12, 1998 Special Meeting of CogenAmerica's shareholders.
         NRG expects that it will be necessary to proceed with the Special Meeting in light of the fact the Mr. Sherman and three directors of CogenAmerica have challenged the ability of a majority of shareholders to act via written consent. As discussed in its proxy materials dated October 8, 1998, NRG anticipated this challenge and believes that it and any other challenges that may be raised by Mr. Sherman will, at most, only serve to delay his removal and, unfortunately, to reduce the resources of CogenAmerica which otherwise could be utilized to pursue profitable power projects.
         Julie A. Jorgensen, elected interim president and chief executive officer of CogenAmerica, is senior counsel and corporate secretary for NRG and has been a member of the board of directors of CogenAmerica since 1998. Ms. Jorgensen served as vice president and general counsel to NRG from 1994 to 1997. Ms. Jorgensen has been responsible for all legal, regulatory and governmental affairs for NRG including those relating to acquisitions, contract negotiations, operations, capital raising and energy regulatory matters in the U.S. and worldwide. Prior to joining NRG in 1993 as assistant general counsel, Ms. Jorgensen was an associate in the Institutional Lending and Project Finance Practice Group for the Los Angeles office of the law firm Morrison & Foerster. Ms. Jorgensen received a Juris Doctor degree from the University of Minnesota and a Bachelor of Business Administration degree, International Finance, from Iowa State University.
         Michael A. O'Sullivan, newly elected to CogenAmerica's board of directors, is vice president, NRG North America. Prior to June 1998, he was executive director, Business Development for NRG. Prior to joining NRG in 1995, Mr. O'Sullivan was vice president of Business Development for Indeck Energy Services, a privately held independent power producer (IPP). From 1982 to 1991, Mr. O'Sullivan held various real estate development and utility management positions with Homart development (Sears, Roebuck subsidiary) and Commonwealth Edison, a large utility based in Chicago. Mr. O'Sullivan has a Bachelor of Science degree in Civil

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Engineering from the University of Notre Dame and an M.B.A. from the University of Chicago (concentrating in finance and marketing).
         The board of directors of CogenAmerica was not asked to approve and has not approved the expenditure by Mr. Sherman and the Independent Committee of corporate funds to resist NRG's proxy or to initiate lawsuits to prevent the shareholders from taking action. Nevertheless, the management and certain directors of CogenAmerica who collectively hold less than one-half of one percent of CogenAmerica shares are seeking to prevent a majority of CogenAmerica's shareholders from acting by way of written consent.
         Based upon statements made by members of the Independent Directors Committee, NRG expects that the lawsuit the Independent Committee filed in New Jersey is just the first of many lawsuits which Mr. Sherman and the Independent Committee will file in order to interfere with the ability of the CogenAmerica shareholders to meanfully participate in the governance of CogenAmerica.
         While Mr. Sherman and the Independent Committee claim their concern is for the welfare of CogenAmerica's shareholders, NRG believes, based on the negotiations which have taken place to date, that it is clear that their true motivation is to entrench Mr. Sherman. In these negotiations, members of the Independent Committee indicated they would support Mr. Sherman's removal only if he is provided compensation far in excess of his employment contract which obviously would be to the detriment of CogenAmerica's shareholders.
         NRG is one of the world's leading IPPs, specializing in the development, construction, operation, maintenance and ownership of reliable, cost-efficient and environmentally sensitive power plants. Established in 1989, NRG is involved in over 10,500 MW of projects throughout the United States, Europe, the Pacific Rim and Latin America.
         Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG.
         For more information regarding these risks and uncertainties, review NRG's filings with the Securities and Exchange Commission.
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CONTACT:
Trudy Marshall
Director of Communications
612/373-5410

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